You're invited to join an exclusive community investing in blue-chip art.

- Investments in securitized blue-chip paintings
- 13.6% price appreciation for Contemporary Art from 1995–2021 1H
- Potential interim liquidity from Secondary Market

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Contemporary Art Market Appreciation vs. S&P 500 (1995–2021 1H)


30
23
15
8
1995
2000
2005
2010
2015
2020

Contemporary Art Annual Appreciation
13.6%*

S&P 500 Annualized Return
9.5% (with dividends)

* Reflects value-weighted price appreciation for all Contemporary Art (i.e. work produced after 1945) that sold at least twice at public auction using S&P's CoreLogic Case Shiller Home Price methodology. Foreign currency sales converted using a fixed exchange rate. Past price appreciation may not predict future trends. There are significant differences between art investments and stocks. Masterworks does not offer securities that directly correlate to Contemporary Art. See important disclosures.

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Our Track Record

15.8%
Masterworks Track Record
Historical performance, net of fees, from Sep 27, 2019 (inception) through Dec 31, 2021.

View Methodology

100+
Total Offerings

325K+
Registered Signups

$350M+
Securitized Paintings



Coverage


Masterworks on Mad Money with Jim Cramer
from Masterworks.io
ON AIR
MAD MONEY
DOW 83
All Three Major Indices Closed Higher
OFF THE TAPE
07:32
vimeo

CNBC
Masterworks on 'Mad Money' with Jim Cramer



Fox Business
Contemporary Art Posts Strong Returns With Less Volatility in 2020



This Week in Startups
E1087: Democratizing art as an asset class with Masterworks CEO & Founder Scott Lynn



Bloomberg
Robinhoods of the Art World Lure Scores of Investors in Pandemic

The Art Market

We've compiled what we believe to be the most complete price database of paintings that have been purchased and resold throughout history. This allows us to identify which artist markets are gaining momentum.

$64.1B

Global Sales in 2019

Art Basel & UBS

$1.7T

Art and Collectibles Wealth

Deloitte

86%

Wealth Managers Surveyed Support Including Art in Wealth Offerings

Deloitte

GO TO PRICE DATABASE

Jean-Michel Basquiat | Andy Warhol | Banksy | Kaws | Yayoi Kusama | George Condo

Repeat Sales History

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Past performance is no guarantee of future results, see important disclosures

Contemporary Artists



Mark Rothko (b. 1903–1970)

13.00%
Historical Appreciation



Joan Mitchell (b. 1925–1992)

15.78%
Historical Appreciation



Banksy (b. 1974)

14.10%
Historical Appreciation



Zao Wou-Ki (b. 1920–2013)

19.80%
Historical Appreciation



Alexander Calder (b. 1898–1976)

12.70%
Historical Appreciation



Keith Haring (b. 1958–1990)

16.72%
Historical Appreciation

Historical appreciation is defined as the median annualized appreciation rate across paintings (unless otherwise noted) that have sold at least twice at public auction by a given artist, including purchase and sale commissions paid to the auction house. Appreciation rates are not comparable to, or intended to represent or be a proxy for, returns on Masterworks shares. Masterworks periodically updates historical appreciation rates for auction activity, but such data is not updated in real time and may not include the most recent auction results for any particular artist. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results.

Annualized Appreciation (1995–2021 1H)


Contemporary Art
13.6%
S&P 500 Total Return
9.5%
Global Equities
7.8%
Gold
5.9%
US Housing
4.6%

Correlation Factor (1995–2021 1H)


Contemporary Art
S&P 500 Total Return
-0.10
Global Equities
-0.06
Gold
0.16
US Housing
-0.08

* Reflects value-weighted price appreciation for all Contemporary Art (i.e. work produced after 1945) that sold at least twice at public auction using S&P's CoreLogic Case Shiller Home Price methodology. Foreign currency sales converted using a fixed exchange rate. Past price appreciation may not predict future trends. There are significant differences between art investments and stocks. Masterworks does not offer securities that directly correlate to Contemporary Art. See important disclosures.

Higher Appreciation Rate and Low Correlation

Citi Private Bank calculated the long-term correlation coefficient of 0.12 between Art and the S&P 500 Index, which is a very low level of correlation. This is why we believe that contemporary art plays a key role in diversifying any portfolio.

Art as a Hedge Against Inflation

Central Banks around the world are committed to keeping interest rates low for the foreseeable future. But extensive monetary easing plus government spending has increased the risk of inflation in the future. Real assets, notably Contemporary Art, have benefitted from falling real interest rates and help provide protection in an inflationary environment, according to our research.

Contemporary Art Prices vs. Real Interest Rates (2000–2020)


10.0
8.0
6.0
4.0
2.0
0.0
Contemporary Art (2000 = 1)
8.0
6.0
4.0
2.0
0.0
-2.0
-4.0
Real Interest Rates (%)
2000
2004
2008
2012
2016
2020

Post War & Contemporary Art Prices*

Prices based on repeat-sale pairs (i.e. two or more auction sales of the same painting).

Treasury Inflation-Indexed Long-Term Average Yield

Measured through July 2020.

* Reflects value-weighted price appreciation for all Contemporary Art (i.e. work produced after 1945) that sold at least twice at public auction using S&P's CoreLogic Case Shiller Home Price methodology. Foreign currency sales converted using a fixed exchange rate. Past price appreciation may not predict future trends. There are significant differences between art investments and stocks. Masterworks does not offer securities that directly correlate to Contemporary Art. See important disclosures.

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